FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity Municipal Trust

Series Number	10
Fund	Fidelity Municipal Income Fund
Trade Date	11/20/09
Settle Date	12/01/09
Security Name	CA PUB WKS 6.375% 11/01/34
CUSIP	130685YN4
Price	100.00
Transaction Value	$4,600,000
Aggregate Offering Value	$621,290,000
% of Offering	0.74%
Underwriter Purchased From	Jefferies & Company, Inc.
Underwriting Members: (1)	Jefferies & Company, Inc.
Underwriting Members: (2)	Wells Fargo Securities
Underwriting Members: (3)	Piper Jaffray & Co.
Underwriting Members: (4)	Barclays Capital
Underwriting Members: (5)	BNY Mellon Capital Markets, LLC
Underwriting Members: (6)	City National Securities, Inc.
Underwriting Members: (7)	Fidelity Capital Markets
Underwriting Members: (8)	J.P. Morgan Securities Inc.
Underwriting Members: (9)	Morgan Stanley & Co. Incorporated
Underwriting Members: (10)	Pershing LLC
Underwriting Members: (11)	Prager, Sealy & Co.
Underwriting Members: (12)	Ramirez & Co., Inc.
Underwriting Members: (13)	Robert W. Baird & Co., Inc.
Underwriting Members: (14)	RH Investment Corp.
Underwriting Members: (15)	SL Hare Capital, Inc.
Underwriting Members: (16)	Southwest Securities, Inc.
Underwriting Members: (17)	Toussaint Capital Partners, LLC
Underwriting Members: (18)	Wedbush Morgan Securities
Underwriting Members: (19)	Wulff, Hansen & Co.